UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 31, 2011
POTASH AMERICA, INC.
(Exact name of registrant as specified in its charter)
Nevada	333-150775	41-2247537
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
8th Floor – 200 South Virginia Street, Reno, Nevada		89501
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code		(775) 398-3019

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On May 11, 2011 we entered into a letter of intent to acquire a 100% interest in 39 Bureau of Land Management claims in Mineral County, Nevada (the “BLM Claims”).

On August 31, 2011 we entered into a purchase and sale agreement related to the acquisition of the 100% interest in the BLM Claims. Under the terms of the purchase and sale agreement our company issued a pre-closing advance of $200,000 to Ms. Kim Diaz and Sonseeahray Diaz (the “Sellers”).

As additional consideration our company will pay compensation to the Sellers as follows:

(a)

$200,00 on November 31, 2011;

(b)

$50,000 on July 1, 2012;

(c)

$1,500,000, which will be paid in equal payments of $500,000 on or before January 1st of 2013, 2014 and 2015;

(d)

2,500,000 shares of our company’s common stock based on the Sellers’ pro-rata interest in the claims and a total of 500,000 shares to those parties designated by the Sellers on or before July 1st of 2012, 2013 and 2014;

We have also agreed to pay a royalty of $10 per short ton of product produced from the BLM Claims and sold by our company.

Our company has also located 48 unpatented lode mining claims (the “Additional Claims”) in the area in which the BLM Claims are located. As part of the consideration our company will also pay the Sellers a royalty of $10 per short ton of product produced from the Additional Claims and sold by our company. In addition to granting the royalty in the Additional Claims our company will issue 50,000 shares of restricted stock to the Sellers on or before January 1, 2015.

Our company shall also reserve a net smelter returns royalty (the “NSR Royalty”) on certain metallic products produced from the BLM Claims equal to 2% of the net smelter returns. The NSR Royalty shall not apply to and no NSR Royalty payments shall be due for any product produced from the BLM Claims sold by our company.

Additionally, our company will pay the Sellers a guaranteed minimum annual royalty of $50,000 for a period of 5 years with the first payment due on December 31, 2015 and the last payment due on December 31, 2020.

Item 9.01	Financial Statements and Exhibits.
10.1	Purchase and Sale Agreement - Mineral County, Nevada Claims dated August 31, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POTASH AMERICA, INC.
/s/ Barry Wattenberg
Barry Wattenberg
President and Director

Date:	September 9, 2011